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                                    FORM 11-K

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                    Annual Report Pursuant to Section 15(d)
                    of the Securities Exchange Act of 1934


For the Fiscal Year Ended December 31, 1993           Commission File No. 1-4698


                    Nevada Power Company 401(k) Savings Plan
                              (Title of the plan)

                              Nevada Power Company
        (Name of issuer of the securities held pursuant to the plan)


6226 West Sahara Avenue, Las Vegas, Nevada                               89102
 (Address of principal executive offices)                             (Zip Code)


Item 4.  Nevada  Power  Company  401(k)  Savings  Plan  (the  "Plan")  Financial
         Statements

     In lieu of the requirements of Items 1 and 2 to Form 11-K, financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are hereby incorporated by reference from Items 27(a), 27(d), 31 and 32 of the Plan's Form 5500 Annual Return/Report of Employee Benefit Plan for the fiscal Plan year ended December 31, 1993 together with the auditors' report thereon which have been filed under cover of Form SE as Exhibit 99.
                                 EXHIBIT INDEX

Exhibit               Description
- - - -------    ---------------------------------------------------------------
23         Consent of Deloitte & Touche.
99 Nevada Power Company 401(k) Savings Plan Form 5500 Annual Return/Report of Employee Benefit Plan for the fiscal plan year ended December 31, 1993.

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator of the Plan has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  Nevada Power Company 401(k) Savings Plan
                                               (Name of Plan)

Date: June 24, 1994

                                         Charles A. Lenzie
                                         -----------------
                                         Charles A. Lenzie
                                         Chairman of the Board and,
                                         Chief Executive Officer
                                       1
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